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                                                                   Exhibit 23(a)

                          INDEPENDENT AUDITORS CONSENT

The Board of Directors
NAI Technologies, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of NAI Technologies, Inc. of our report dated March 1, 1996, relating to the consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, and to the reference to our firm under the heading 'Experts'.


KPMG PEAT MARWICK LLP

Boulder, Colorado
September 11, 1996






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